FOR IMMEDIATE RELEASE

CatchMark Announces 2013 Fourth Quarter, Full Year Results
and Outlook for 2014

Raised $163 million in Initial Public Offering

ATLANTA - (March 14, 2014) - CatchMark Timber Trust, Inc. (NYSE: CTT) today announced fourth quarter and full-year results for 2013. Highlights from the quarter include:

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CatchMark successfully completed its initial underwritten public offering and listed its Class A common shares in December 2013, raising over $163 million of gross proceeds (including the over-allotment option, which was subsequently exercised by the underwriters in full).

•	CatchMark has reduced its outstanding debt to $34 million from $132 million, a 74% reduction resulting in debt to capital of 10%.

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CatchMark entered into an amended and restated credit agreement that provides for a multi-draw term credit facility of up to $150 million and a revolving credit facility of up to $15 million, which can be used to fund future growth initiatives.

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CatchMark successfully completed its transition to self-management and installed new executive leadership at the company, including Jerry Barag, President and Chief Executive Officer; John Rasor, Chief Operating Officer; and Brian Davis, Chief Financial Officer. Collectively, these individuals have approximately 100 years of investment, financing and operating experience in the commercial real estate, timberland and forest products industries.

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CatchMark elected four new, experienced directors to serve on its Board, including Jerry Barag and John Rasor, as well as two new independent directors - Alan Gold, Chairman and Chief Executive Officer of BioMed Realty Trust, Inc., and Douglas Rubenstein, Senior Vice President and Director of Capital Markets and Business Strategy for Benjamin F. Edwards & Company, Inc.

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CatchMark implemented a revised business strategy that includes (1) increasing its annual harvest volume based on a sustainable harvest plan in order to support a distribution to its common stockholders and (2) establishing annual higher-and-better use timberland sales targets.

•	CatchMark declared a cash distribution for the first quarter of 2014 of $0.11 per share for each class of its common stock, payable on March 17, 2014 to stockholders of record as of February 28, 2014.

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Adjusted EBITDA was ($0.1) million and $3.5 million for the fourth quarter and full year 2013, respectively, compared to Adjusted EBITDA of $1.8 million and $15.5 million for the fourth quarter and full year 2012, respectively. 2013 results were significantly impacted by increases in general and administrative expenses associated with CatchMark’s transition to self-management, listing on the NYSE, and initial underwritten public offering. Adjusted EBITDA, a non-GAAP measure, is discussed in more detail below, along with a reconciliation to net loss.

Willis J. Potts, Jr., CatchMark’s Chairman of the Board, said: “Our 2013 IPO, restructuring, and installation of new management team are already bearing positive results. We have implemented a revised operating strategy and significantly improved our balance sheet position, which will allow us to pursue new business growth strategies and to expand our market reach throughout the southern United States.”
President and CEO Jerry Barag, who joined CatchMark last October as part of the company’s restructuring, said: “CatchMark is now well positioned to take advantage of improving timber prices in the U.S. South owing to the ongoing housing recovery nationwide. In light of these positive trends, our operational strategy focuses on increasing our sustainable harvest volumes while continuing to improve our product mix over the long-term by increasing the share of sawtimber and chip-n-saw in our harvest. In addition, we expect to be active in the timberland acquisition market as we seek to augment our portfolio with additional high-quality, strategically-located timberland properties that can be accretive to our cash flow.”
2014 Outlook
“Reflecting all of these factors, we expect our Adjusted EBITDA in 2014 to be between $13 million and $14 million and net income to be between $0.1 million and $1.0 million as we implement our revised business strategy and as end-market conditions continue to improve,” Barag said. “We expect that any acquisitions we make in the first half of 2014 will be accretive to cash flow in the current calendar year, and will further buttress future cash flow growth. Capital expenditures for 2014, excluding acquisitions, are targeted between $600,000 and $700,000.”
2013 Fourth Quarter and Full Year Results
CatchMark today issued its fourth quarter 2013 and full year 2013 results. The company announced a fourth quarter loss to common stockholders of $6.2 million, or $0.43 per share, on revenues of $7.6 million. Losses to common stockholders for the fourth quarter of 2012 were $2.7 million, or $0.21 per share, on revenues of $9.1 million. The reduction in revenues of approximately $1.5 million resulted from previously planned lower harvest volumes partially offset by product price gains. The $3.5 million increase in net loss to common stockholders was primarily attributable to incurring $3.6 million of expenses associated with CatchMark’s transition to self-management, listing on the NYSE, and initial underwritten public offering. Adjusted EBITDA for the fourth quarter 2013 was $(0.1) million versus Adjusted EBITDA of $1.8 million for the fourth quarter 2012.

The quarterly earnings were the first issued since CatchMark listed its Class A common shares on the NYSE on December 12, 2013. From its inception in 2006 through October 24, 2013, the company had operated as an externally advised public, non-listed REIT, sponsored by Wells Real Estate Funds, Inc.
Net loss to common stockholders for the full year of 2013 was $13.6 million, or $1.03 per share, on revenues of $32.0 million. Losses to common stockholders for the full year of 2012 totaled $9.2 million, or $0.73 per share, on revenues of $44.2 million. The reduction in revenues was approximately $12.2 million from the year ended December 31, 2012, resulting from $8.5 million in lower timberland sales and $3.8 million in lower timber sales partially offset by a $0.1 million increase in other revenues. Timberland sales reduction was due to fewer acres sold during the year, while the timber sale reduction was driven by previously planned decreased harvest volume partially offset by improved product pricing. The $4.3 million increase in net loss to common stockholders was primarily attributable to incurring $4.1 million of expenses associated with CatchMark’s transition to self-management, listing on the NYSE, and initial underwritten public offering. Adjusted EBITDA for the full year 2013 was $3.5 million versus Adjusted EBITDA of $15.5 million for the full year 2012.
Adjusted EBITDA
Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance and cash generating capacity. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their noncash nature, and we refer to this measure as Adjusted EBITDA. As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income or cash from operations as measurements of our operating performance. Due to a significant amount of timber assets subject to depletion and a significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and cash generating ability. We had a substantial amount of debt subject to interest and amortization expense from inception until we reduced the debt balance to $34 million after the over-allotment option was exercised by the underwriters in full. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. Our reconciliation of net loss to Adjusted EBITDA for the three months and years ended December 31, 2013 and 2012 follows:

	For the 12 Months Ended		For the 3 Months Ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net loss (1)	$(13,196,920)	$(8,870,732)	$(6,118,360)	$(2,632,544)
Add:
Depletion	8,505,024	11,677,229	2,270,219	3,532,653
Basis of timberland sold	1,569,543	7,187,733	—	—
Amortization (2)	1,487,235	2,007,239	1,168,245	112,750
Stock-based compensation expense	1,838,082	28,333	1,801,416	—
Unrealized gain on interest rate swaps that do not qualify for hedge accounting treatment	(128,934)	(847,743)	—	(182,734)
Interest expense (2)	3,395,122	4,289,204	761,391	939,916
Basis of casualty loss	—	25,541	—	—
Adjusted EBITDA	$3,469,152	$15,496,804	$(117,089)	$1,770,041

(1)	Represents net loss before dividends to preferred stockholder.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call
CatchMark will host a conference call and live webcast at 10 a.m. ET on Friday, March 14, 2014 to discuss these results. Investors may listen to the conference call by dialing 1-888-500-6950 for U.S/Canada and 1-719-457-2664 for international callers.  Participants will be asked to provide conference I.D. number 6210673. Access to the live webcast is available at www.catchmark.com.  A replay of this webcast will be archived on the company’s website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2006 and owns interests in approximately 278,100 acres of timberland located on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia. CatchMark Timber owns approximately 247,200 acres and leases approximately 30,900 additional acres from third parties. For more information visit www.catchmark.com.

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Contacts

Investors:        Media:
Brian Davis        Mary Beth Ryan, Miller Ryan LLC
(770) 243-4557        (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com